Exhibit 2.1

State of Delaware Secretary of State Division of Corporations Delivered 05:45 PM 08/02/2024 FILED 05:45 PM 08/02/2024 SR 20243317782 - File Number 4555809

STATE OF DELAWARE

Certificate of Formation

of

Musicow US Vol. 1 LLC

This Certificate of Formation of Musicow US Vol. 1 LLC (the “Company”), dated as of August 2, 2024, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del.C. {18-101 et seq. (the “Act”).

FIRST: The name of the limited liability company formed hereby is Musicow US Vol. 1 LLC.

SECOND: The address of the registered office of the Company in the State of Delaware is c/o Corporate Creations Network Inc., 1521 Concord Pike Suite 201, Wilmington, DE 19803 New Castle County.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporate Creations Network Inc., Corporate Creations Network Inc., 1521 Concord Pike Suite 201, Wilmington, DE 19803 New Castle County.

FOURTH: The Company shall be a registered series limited liability company for purposes of the Act. Notice is hereby given pursuant to Section 18.218(b) of the Act that the debts, liabilities, and obligations incurred, contracted for, or otherwise existing with respect to a particular series of the Company, shall be enforceable against the assets of such series only and not against the assets of the Company generally, or any other series thereof, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Company generally, or any other series thereof, shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Paul Baik
Paul Baik
Authorized Person